Exhibit (i)

FAEGRE & BENSON LLP

90 South Seventh Street, Suite 2200

Minneapolis, MN 55402

September 30, 2011

Whitebox Mutual Funds

3033 Excelsior Boulevard, Suite 300

Minneapolis, MN 55416

Ladies and Gentlemen:

This opinion is given in connection with the filing by Whitebox Mutual Funds, a Delaware statutory trust (“Trust”), of Pre-Effective Amendment No. 1 to the Registration Statement on Form N-1A of the Trust (the “Registration Statement”) under the Securities Act of 1933, as amended (the “1933 Act”), and Amendment No. 1 to the Registration Statement under the Investment Company Act of 1940, as amended (the “1940 Act”), relating to an indefinite amount of authorized shares of beneficial interest of the Whitebox Tactical Opportunities Fund and the Whitebox Enhanced Opportunities Fund, each a separate series of the Trust (together, the “Funds”). The authorized shares of beneficial interest of the Funds are hereinafter referred to as “Shares”.

We have examined the following Trust documents: (1) the Trust’s Certificate of Trust; (2) the Trust’s Declaration of Trust; (2) the Trust’s Bylaws; (3) the initial Registration Statement as filed with the Securities and Exchange Commission (“SEC”) on June 26, 2011; (4) Pre-Effective Amendment No. 1 to the Registration Statement which is being filed with the SEC on the date of this opinion (the “Amended Registration Statement”); (5) pertinent provisions of the laws of the State of Delaware; and (6) such other Trust records, certificates, documents, and statutes that we have deemed relevant in order to render the opinions expressed herein.

Based upon and subject to the foregoing, and assuming that (a) the Amended Registration Statement and any amendments thereto are effective and comply with all applicable laws and (b) all Shares are issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Amended Registration Statement and any amendments thereto, we are of the opinion that the Shares when sold as contemplated in the Amended Registration Statement will be legally issued, fully paid and nonassessable.

This letter expresses our opinion as to the Delaware statutory trust law governing the authorization and issuance of the Shares, but does not extend to the securities or “Blue Sky” laws of the State of Delaware or to federal securities or other laws.

The opinions expressed herein are solely for your benefit and may not be relied on in any manner or for any purpose by any other person. We express no opinion as to any other matter other than as expressly set forth above and no other opinion is intended or may be inferred herefrom. The opinions expressed herein are given as of the date hereof and we undertake no obligation and hereby disclaim any obligation to advise you of any change after the date of this opinion pertaining to any matter referred to herein.

We consent to the use of this opinion as an exhibit to the Amended Registration Statement and to the reference to Faegre & Benson LLP under the caption “Other Information About the Funds — Counsel” in the Statement of Additional Information for the Funds, which is incorporated by reference into the Prospectus comprising a part of the Amended Registration Statement. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act and the rules and regulations thereunder.

Very truly yours,

/s/ Faegre & Benson LLP

Faegre & Benson LLP